                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is made as of May 20, 1999, by and between Starwood Financial Advisors, L.L.C., a Connecticut limited liability company (the "Company"), and Jay Sugarman (the "Executive").

                         W I T N E S S E T H   T H A T

            WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, it is hereby agreed as follows:

            1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement. The term of the Executive's employment under this Agreement shall be deemed to have commenced as of March 18, 1998 and, unless earlier terminated in accordance with Section 4 hereof, shall continue through March 30, 2001 (such term of employment shall be referred to herein as the initial "Employment Period"). Upon the expiration of the initial Employment Period and upon each anniversary of the date of the expiration of the initial Employment Period, the term of the Executive's employment hereunder shall automatically be extended and shall continue to be binding upon the Company and the Executive for an additional employment period of one year, subject to earlier termination in accordance with Section 4, (collectively, the "Additional Employment Period") unless either party gives prior written notice to the other party of its decision not to extend the initial Employment Period or to further extend the Additional Employment Period at least ninety (90) days prior to the scheduled expiration of the initial Employment Period or the Additional Employment Period, as the case may be.

            2. POSITION AND DUTIES. a. During the term of his employment hereunder, the Executive shall serve as Chief Executive Officer of the Company. Subject to the provisions elsewhere set forth in this Section 2, the Executive shall have such duties and responsibilities as are customarily assigned to the chief executive officer of a company of the size and nature of the Company, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the General Manager of the Company as of the date of this Agreement or by any successor to such manager as the person or body ultimately responsible for the business and affairs of the Company (the "Manager"). The Executive shall be a member of the board of trustees (the "Trust Board") of Starwood Financial Trust (the "Trust") as of the date of this Agreement, and the Company and the Manager (so long as the Company or the Manager shall remain controlled, directly or indirectly, by Barry S. Sternlicht and so long as the Company's Advisory Agreement with the Trust (the "Advisory Agreement") shall not have been terminated) shall use all reasonable efforts to maintain the Executive as a member of the Trust Board, and as Chief Executive Officer of the Trust, throughout the term of his employment hereunder. The Executive agrees that upon the termination of his employment hereunder for any reason or upon the termination of his position as the Chief Executive Officer of the Trust, his membership on the Trust Board shall immediately and automatically terminate. The Executive has executed and delivered, or upon written request shall execute and deliver, a letter evidencing his agreement as set forth in the immediately preceding sentence. The Executive's duties as Chief Executive Officer of the Company shall include the preparation of an annual calendar year budget (as modified and/or approved by the Manager, the "Budget") for the Company's projected revenues and expenses for each calendar year occurring in whole or in part during the term of the Executive's employment hereunder, which budget will be submitted for the Manager's review, modification and approval no less than 30 days prior to the commencement of any period to be covered by such budget (with a Budget that covers the balance of the calendar year 1999 having been heretofore approved and initialed by Executive and the Manager and with a Budget covering calender year 1998 being deemed to have been approved and satisfied). The Budget shall contain such detailed line-item information as the Manager may from time to time reasonably specify to the Executive. The Executive shall use his best reasonable efforts to manage the Company in accordance with the Budget. In the event that the Manager and the Executive shall disagree over a proposed budget or over any modification to an existing Budget, then (x) to the extent that the period covered by the proposed budget or modification shall be prior to the "Cross-Over Date" (which means all periods prior to such date as no less than 14,000,000 registered Class "A" Shares of the Trust (with appropriate equitable adjustments upon the occurrence of any of the events specified in
Section 3.4 of the Stock Option Agreement referred to in Section 3(b) below) shall be issued, outstanding and owned by persons other than "Excluded Parties" as such term is defined in Section 3(d)(i) below) and during the term of the Executive's employment hereunder, neither the Manager nor the Executive shall unreasonably withhold or delay their respective approvals of such proposed budget or modifications; and (y) to the extent that the period covered by the proposed budget or modification shall occur on or after the Cross-Over Date and during the term of the Executive's employment hereunder, neither the Manager nor the Executive shall unreasonably withhold or delay their respective approvals of such proposed budget or modification so long as the total costs to be incurred by the Company under such proposed budget or under the existing Budget so modified shall not result in a projected net cash flow for the Company of less than (i) for the calendar year 1999, that set forth in the Budget heretofore approved and initialed by the Executive and the Manager,
(ii) for the calendar year 2000, $15 million, and (iii) for the calendar year 2001, $18 million; PROVIDED, HOWEVER, that the foregoing provisions of this sentence shall not apply during any period after a Change in Control or following any public announcement by the Trust of an intention to liquidate all or substantially all of its assets. Except as provided in the preceding sentence, no proposed Budget or proposed modification to an existing Budget shall be effective unless and until the same has been approved by the Manager, acting in its sole, good faith discretion.

                  b. In his capacity as Chief Executive Officer of the Company, the Executive shall report directly to the Manager. All other executive officers of the Company shall report to the Executive.

                  c. During the term of his employment hereunder, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall perform, faithfully and diligently, his duties and responsibilities hereunder. It shall not be considered a violation of the foregoing for the Executive to: (i) serve on corporate, industry, civic, social or charitable boards or committees or engage in charitable activities and community affairs; (ii) engage in business activities involving one or more of the Excluded Parties; or (iii) manage his own personal investments and affairs; PROVIDED that the foregoing activities do not materially interfere with the performance of the Executive's responsibilities hereunder.

                  d. Without limitation on the Manager's legal right to direct the operations and affairs of the Company from time to time, the Executive shall not, on or after the date hereof, knowingly take any of the following actions on behalf of the Company outside the ordinary course of the Company's business without the prior written approval of the Manager: (i) hiring or firing any employee other than non-executive level employees terminable "at will" and compensated solely from salary, discretionary bonuses and/or legally mandated overtime; (ii) borrowing cash, or incurring material debt, on behalf of the Company; (iii) entering into, materially modifying or terminating any material lease or sublease of real estate or acquiring or disposing of any material direct or indirect real estate interest; (iv) entering into, materially modifying or terminating any material contracts or agreements binding upon the Company; (v)

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

entering into, materially modifying or terminating any arrangements or agreements with affiliates or related parties of the Executive; or (vi) knowingly taking any action or knowingly omitting to take any action that would place the Company in material breach of the Advisory Agreement; PROVIDED, HOWEVER, that no act or failure to act shall be considered "knowing" for purposes of this Agreement unless it is done, or omitted to be done, without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.

            3. COMPENSATION. a. BASE SALARY. The Executive's compensation during the term of his employment hereunder shall be determined by the Manager, subject to the next sentence and the other provisions of this Section 3. During the term of his employment hereunder, the Executive shall receive an annual base salary ("Annual Base Salary") of $225,000 per annum, subject to upward (but not downward) adjustment by the Manager in its sole discretion. The Annual Base Salary shall be paid in accordance with the Company's customary payroll practices for its executives.

                  b. INCENTIVES. The terms, provisions and conditions relating to the Executive's interest in the Company are as set forth in (x) Executive's Exhibit "A" dated as of June 30, 1996 to that certain agreement captioned "OPERATING AGREEMENT OF STARWOOD CAPITAL GROUP, L.L.C.", dated as of July, 1996, by and among Barry S. Sternlicht, as general manager, and various members of said Starwood Capital Group, L.L.C., as said Operating Agreement has been modified by a first amendment thereto (the "First Amendment") dated as of August, 1998 and as said Exhibit "A" has been modified by that certain "SUPPLEMENT TO EXHIBIT A TO OPERATING AGREEMENT" for Jay S. Sugarman dated as of March 18, 1998 and (y) that certain letter agreement, dated as of January 1, 1999, by and between the Executive and Barry S. Sternlicht (acting as General Manager of Starwood Capital Group, L.L.C., as President of STW Holdings I, Inc. and as an authorized signatory for Starwood Financial Advisors II, L.L.C.) (the "Shareholder Agreement"). The Manager and the Company each represent and warrant that neither the Company, the Manager nor SCG, to the extent within such person's direct or indirect control, will at any time hereafter allow (or has at any time since March 18, 1998 allowed) any transfer of any direct or indirect interest in the Advisor (including, without limitation, through the grant of any profit participation pursuant to Section 10A of the Operating Agreement), or any modification, termination or assignment of the Advisory Agreement, unless such person reasonably believes (or believed), at the time of such transfer, modification, termination or assignment (collectively, the "occurrence") and after reasonable good faith investigation, either (m) that the occurrence does not (did not) dilute the economic value represented by the Executive's direct and indirect ownership interests in the Company or (n) that the Executive received fair value in return for any such dilution. The terms, provisions and conditions relating to the initial option granted by the Company to the Executive to purchase shares of the Trust are as set forth in that certain agreement captioned "STARWOOD FINANCIAL ADVISORS, L.L.C. NON-QUALIFIED STOCK OPTION AGREEMENT DATED AS OF MAY 20, 1999" by and between the Company and the Executive (the "Stock Option Agreement")

                  c. FRINGE BENEFITS. (i) REIMBURSEMENT OF EXPENSES AND ADMINISTRATIVE SUPPORT. The Company shall pay or reimburse the Executive, upon the presentation of appropriate documentation of such expenses, for all reasonable travel and other expenses incurred by the Executive in the ordinary course of performing his obligations under this Agreement. The Company further agrees to furnish the Executive with office space and administrative support, and any other assistance and accommodations as shall be reasonably required by the Executive in the performance of his duties hereunder. Without the prior written approval of the Manager, the Executive shall not incur any material expense, other than in the ordinary course of performing his duties hereunder, for which the Executive desires reimbursement from the Company that would not in turn be a reimbursable expense by the Trust to the Company.

                  (ii) PARTICIPATION IN BENEFIT PLANS. The Executive shall be entitled to participate, during the term of his employment hereunder, in the Company's benefit plans, programs and arrangements, including but not limited to qualified and non-qualified pension and retirement plans, supplemental pension and retirement plans, group hospitalization, health, medical, vision, dental care, death benefit, disability, and post-retirement welfare plans, and other present and future employee benefit plans, programs and arrangements of the Company for which key executives are or shall become eligible (collectively, the "Benefit Plans"), on no less favorable terms than other key executives of the Company. The Executive shall be credited with four years of deemed service, as well as with his actual service, for purposes of determining his entitlements and benefits under any such Benefit Plans. The foregoing shall not be construed as a guaranty of, or as an obligation on the part of the Company to provide, any future awards (E.G., stock options, restricted stock or other performance awards) under any Company incentive plans from time to time in effect for its executives and other employees.

                  (iii) LIFE INSURANCE. In addition to and without limiting the generality of the foregoing, the Company shall obtain and maintain a term life insurance policy in the amount of $5,000,000, which policy shall be owned by the Executive, from a nationally-recognized insurance carrier reasonably acceptable to the Executive. Upon termination of the Executive's employment hereunder for any reason, the Company shall have no further obligation to pay premiums on the policy referred to in this Section 3(c)(iii).

                  (iv) VACATION. During the term of his employment hereunder, the Executive shall be entitled to four weeks paid vacation per annum. The Executive shall not be entitled to any cash payment in respect of any unused vacation time.

                  d. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon any of the following events:

                  (i) any person or entity, or group of persons or entities acting in concert, (OTHER THAN (x) Barry S. Sternlicht, his family members or trusts for the benefit of same and his heirs and beneficiaries and (y) persons or entities controlling, controlled by, under common control with or who are employed directly or indirectly by, Starwood Capital Group, L.L.C., Starwood Capital Group, L.P. or Barry S. Sternlicht (the parties described in (x) and (y) being herein individually and collectively referred to as the "Excluded Parties")), shall become the "beneficial owner" (as such term is currently used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities of the Trust representing more than fifty percent (50%) of the outstanding voting power of the Trust; or

                  (ii) the aggregate direct and indirect equity ownership interests in the Company of the Excluded Parties shall be less than forty percent (40%) of the total equity ownership interests in the Company (measured either by voting power or by value); or

                  (iii) the Company shall cease to be controlled, directly or indirectly, by one or more of the Excluded Parties; or

                  (iv) all or substantially all of the business or assets of the Trust or the Company shall be disposed of pursuant to a sale, liquidation, merger, consolidation, or other transaction or series of transactions, other than to one or more of the Excluded Parties; or

                  (v) any merger, consolidation, or like business combination or reorganization of the Company resulting in the occurrence of any event described in clause (i), (ii) or (iii) above shall be consummated with any person or entity or group of persons or entities other than the Excluded Parties.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for any purpose under this Agreement if, immediately following a transaction or occurrence that would otherwise be deemed to be a Change in Control, (x) Excluded Parties "beneficially own" securities of the Trust representing more than fifty percent (50%) of the outstanding voting power of the Trust and (y) the Trust owns, directly or indirectly, more than eighty percent (80%) of the equity ownership interests of the Company, measured both by value and by voting power.

            4. TERMINATION OF EMPLOYMENT. a. DEATH OR DISABILITY. The Executive's employment hereunder shall terminate automatically upon the Executive's death. The Manager and the Executive shall each be entitled to terminate the Executive's employment hereunder because of the Executive's Disability. "Disability" means that the Executive has been unable, for a period of not less than (x) 120 consecutive days, or (y) 180 days within any 12 month period, to perform the Executive's duties under this Agreement, as a result of physical or mental illness, injury or impairment. A termination of the Executive's employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 30th day after receipt of such notice by the other party (such 30th day being the "Disability Effective Date"), unless the Executive returns to full-time performance of his duties hereunder before the Disability Effective Date.

               b. BY THE COMPANY. (i) The Manager may, on behalf of the Company, terminate the Executive's employment hereunder for Cause or Without Cause. "Cause" means (w) the conviction of the Executive for the commission of (A) any felony, or (B) a misdemeanor involving moral turpitude, or (x) the Executive knowingly engages in misconduct that constitutes a willful breach of this Agreement, or in other willful misconduct, and that misconduct results in material and demonstrable damage to the business or reputation of the Company or the Trust, or (y) willful and complete abandonment by the Executive of his duties hereunder, or (z) without the prior written approval of the Manager, for any period covered by an applicable Budget, the Executive willfully and knowingly causes the Company to incur voluntary expenditures that exceed budgeted amounts by an aggregate amount equal to, or greater than, the greater of (I) 5% of the total budgeted expenditures for the calendar year within which such period falls and (II) a non-cumulative $500,000 per calendar year, AND the Executive fails, on thirty days notice from the Manager, to take actions (including, without limitation, causing other voluntary expenditures to be reduced or contributing personal monies for the purpose of funding voluntary expenditures) whose net effect is to offset the excess of (A) the voluntary expenditures in excess of budgeted amounts over (B) the greater of the amounts specified in subclause (I) and subclause (II) of this clause (z).

                  (ii) A termination of the Executive's employment hereunder for Cause may only be effected in accordance with the following procedures. The Manager shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific circumstances that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Members Meeting for Cause. "Special Members Meeting for Cause" means a meeting of the Members of the Company (or, if the Company is no longer a limited liability company, a meeting of the board of directors, board of trustees, or analogous governing body or person of the Company), called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten, and not more than twenty, business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Members Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Members Meeting for Cause terminating his employment for Cause, subject to DE NOVO review of the question whether Cause existed through arbitration in accordance with Section 12, below.

                  (iii) A termination of the Executive's employment hereunder by the Company "Without Cause" (that is, not for Cause and not for Disability) shall be effected by the Manager giving the Executive written notice of the termination and shall not constitute a breach of this Agreement.

                  c. BY THE EXECUTIVE. (i) The Executive may terminate his employment hereunder for Good Reason or Without Good Reason. "Good Reason" means:

                        A. failure by the Company or the Manager to maintain the Executive as the Chief Executive Officer of the Company, or failure to maintain the Executive as a member of the Trust Board and as Chief Executive Officer of the Trust, or the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the positions to be held by the Executive pursuant to this Agreement, or any diminution in the Executive's position, authority, duties or responsibilities in a manner inconsistent with the terms and provisions of this Agreement; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Executive shall in no event invoke "Good Reason" for a termination pursuant to this subsection A unless the Executive shall have first given written notice to the Manager of the circumstances purportedly constituting "Good Reason" and the Company shall have failed to remedy such circumstances within the thirty (30) days thereafter; and PROVIDED, FURTHER, that the occurrence of any transaction described in the last sentence of

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Section 3(d) that results in a liquidation of the Company or a termination of the Company's Advisory Agreement with the Trust shall not, in and of itself, give rise to "Good Reason" under this Section 4(c)(i)(A) or otherwise so long as
(x) the Trust expressly assumes all of the Company's duties and obligations under this Agreement as successor to the Company, (y) the Executive remains a member of the Trust Board and Chief Executive Officer of the Trust and (z) the Executive is afforded the continuing opportunity to hold, exercise and perform on behalf of the Trust the duties, authorities, positions and responsibilities previously performed by the Executive on behalf of the Company under this Agreement; or

                        B.  any requirement that the Executive's services

hereunder be rendered primarily at a location or locations other than executive offices of the Company in Manhattan County, N.Y.; or

                        C.  any purported termination of the Executive's

employment hereunder by the Company or the Manager for a reason or in a manner not expressly permitted by this Agreement; or

                        D.  the failure of any successor to all or

substantially all of the assets or business of the Company to promptly assume in writing all of the obligations of the Company under this Agreement; or

                        E.  any other material breach of this Agreement by

the Company that is not remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive; or

                        F.  any person is appointed to be President of the

Trust or of the Company over the objections of the Executive; or

                        G.  a Change in Control (taking into account the last

sentence of Section 3(d) above) occurs.

                  (ii) A termination of employment by the Executive for Good Reason shall be effectuated by his giving the Manager written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the circumstances that constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies and by the Company's failure to remedy such circumstances within the cure period, if any, specified above. The termination shall be effective on the fifth business day following the date as of which

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said Notice of Termination for Good Reason shall have been given and all applicable cure periods for the Company, if any, shall have expired without full cure having occurred.

                  (iii) A termination of the Executive's employment by the Executive "Without Good Reason" (that is, not for Good Reason, not for Disability, and not by notice of non-extension pursuant to Section 1) shall be effected by his giving the Manager written notice of the termination and shall not constitute a breach of this Agreement.

                  d. NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under, or in connection with, this Agreement.

                  e. DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or Without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Manager notice of a termination of employment Without Good Reason or the date, if different, on which the Executive's employment hereunder terminates pursuant to the provisions of Section 1.

            5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. a. DEATH. If the Executive's employment hereunder is terminated by the Executive's death, the Company shall continue to pay to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), the Annual Base Salary provided for in Section 3(a) as in effect on the Date of Termination through the end of the month in which the Executive's death occurs. The Company also shall promptly pay to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within 30 days of the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): any monetary payment to which Executive was entitled from the Company on the Date of Termination (PROVIDED, HOWEVER, that, for the avoidance of doubt, the Accrued Obligations shall not include any amounts to which Executive is entitled in his capacity as a member of Starwood Capital Group, L.L.C.). With respect to medical insurance coverage, the Company shall continue to provide the spouse and dependents of the Executive, at its expense, with the medical insurance coverage then provided generally to dependents of employees of the Company, for a period of one year following the termination of the Executive's employment, which coverage shall be included as part of any required continuation of coverage under Part 6, Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar state or local law ("COBRA Coverage"); PROVIDED, HOWEVER, that the COBRA Coverage shall terminate with respect to such spouse and/or dependents as of the date that the spouse and/or dependents receive equivalent coverage and benefits under any plans, programs and/or arrangements of any subsequent employer. Additional rights and benefits of the beneficiaries, estate or other legal representatives of the Executive under the benefit plans and programs of the Company and its affiliates shall be determined in accordance with the provisions of such plans and programs. The rights and benefits of the beneficiaries, estate or other legal representatives of the Executive with respect to the items referred to in Section 3(b) above shall be determined in accordance with the agreements referred to in said
Section 3(b) and the rights and benefits of the beneficiaries, estate or other legal representatives of the Executive with respect to any subsequently granted options, restricted stock or other performance awards shall be as set forth in the provisions of the plans and grant agreements covering such subsequent awards. Except as otherwise provided in this Agreement, neither the estate or other legal representative of the Executive nor the Company shall have any further rights or obligations under this Agreement.

                  b. DISABILITY. If the Executive's employment hereunder is terminated by reason of the Executive's Disability, the Company shall continue to pay to the Executive the Annual Base Salary provided for in Section 3(a), as in effect on the Date of Termination, through the end of the sixth month after the month in which the Date of Termination occurs, with a full offset for payments (if any) received by the Executive during such period under the long-term disability plans, programs and arrangements of the Company, the Trust, and their affiliates. The Company also shall pay to the Executive, in a lump sum in cash within 30 days of the Date of Termination, the Accrued Obligations. The Company shall continue to provide the Executive and his spouse and eligible dependents, at its expense, with the medical insurance coverage then provided generally to employees of the Company and their eligible dependents, for a period of one year following the termination of the Executive's employment, which coverage shall be included as part of any required COBRA Coverage; PROVIDED, HOWEVER, that the COBRA Coverage shall terminate with respect to the Executive, his spouse and/or his dependents as of the date that such individual receives equivalent coverage and benefits under any plans, programs and/or arrangements of a subsequent employer. Additional rights and benefits of the Executive under the benefit plans and programs (including, without limitation, the long-term disability plans and programs) of the Company and its affiliates shall be determined in accordance with the provisions of such plans and programs. The rights and benefits of the Executive with respect to the items referred to in Section 3(b) above shall be determined in accordance with the agreements referred to in said Section 3(b) and the rights and benefits of the Executive with respect to any subsequently granted options, restricted stock or other performance awards shall be as set forth in the provisions of the plans and grant agreements covering such subsequent awards. Except as otherwise provided in this Agreement, neither the Executive nor the Company shall have any further rights or obligations under this Agreement.

                  c. WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY THE EXECUTIVE. If the Executive's employment hereunder is terminated (x) Without Cause by the Company or (y) for Good Reason by the Executive, the Company shall promptly pay the Executive a lump-sum amount equal to the lesser of (m) the aggregate base salary provided in Section 3(a) that would have been payable to the Executive, at the rate in effect on the Date of Termination, had the Executive remained employed hereunder through the end of the initial Employment Period or the Additional Employment Period, as the case may be, and (n) an amount equal to two times his Annual Base Salary as in effect on the Date of Termination; PROVIDED, HOWEVER, that, in the event that such a termination occurs after a Change in Control, the lump-sum amount shall be equal to two times his Annual Base Salary as in effect on the Date of Termination. The rights and benefits of the Executive with respect to the items referred to in Section 3(b) above shall be determined in accordance with the agreements referred to in said Section 3(b) and the rights and benefits of the Executive with respect to any subsequently granted options, restricted stock or other performance awards shall be as set forth in the provisions of the plans and grant agreements covering such subsequent awards. The Company shall continue to provide the Executive, his spouse and his eligible dependents, at its expense, with the medical insurance coverage then provided generally to employees of the Company and their eligible dependents, for a period of one year following the termination of the Executive's employment, which coverage shall be included as part of any required COBRA Coverage; PROVIDED, HOWEVER, that the COBRA Coverage shall terminate with respect to the Executive, his spouse and/or his dependents as of the date that such individual receives equivalent coverage and benefits under any plans, programs and/or arrangements of a subsequent employer. Additional rights and benefits of the Executive under the benefit plans and programs of the Company and its affiliates shall be determined in accordance with the provisions of such plans and programs, if any. Except as otherwise provided in this Agreement, neither the Executive nor the Company shall have any further rights or obligations under this Agreement. The payment provided for in the first sentence of this Section 5(c) is intended to constitute both liquidated damages and consideration for the general release described in
Section 5(e) below.

                  d. FOR CAUSE BY THE COMPANY OR WITHOUT GOOD REASON BY THE EXECUTIVE OR BY EXPIRATION OF THE TERM. If the Executive's employment hereunder is terminated (x) for Cause by the Company or (y) Without Good Reason by the Executive or (z) by expiration of the initial Employment Period or of the Additional Employment Period (as the case may be), the Company shall pay to the Executive in a lump sum in cash within 30 days of the Date of Termination any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid. The rights and benefits of the Executive under the benefit plans and programs of the Company and its affiliates shall be determined in accordance with the provisions of such plans and programs. The rights and benefits of the Executive with respect to the items referred to in Section 3(b) above shall be determined in accordance with the agreements referred to in said Section 3(b) and the rights and benefits of the Executive with respect to any subsequently granted options, restricted stock or other performance awards shall be as set forth in the provisions of the plans and grant agreements covering such subsequent awards. Except as otherwise provided in this Agreement, neither the Executive nor the Company shall have any further rights or obligations under this Agreement; PROVIDED, HOWEVER, that nothing in this Section 5(d) shall be construed as a release or waiver of any claim that the Company or the Executive may have (it being understood that a termination of his employment hereunder by the Executive Without Good Reason is not by itself a breach of this Agreement).

                  e. GENERAL RELEASE. The Company's obligation to make any payment pursuant to the first sentence of Section 5(c) shall be contingent on the Executive delivering to the Company, within thirty business days after the Date of Termination, a general release (the "Release"), in customary form, releasing the Company, its affiliates, the Excluded Parties and all current and former members, officers and employees of the Company (collectively, the "Releasees") from any claims relating to his employment hereunder, other than claims relating to continuing obligations under (x) this Agreement, (y) any compensation or benefit plan, program or arrangement in which the Executive was participating as of the Date of Termination and (z) the agreements referred to in Section 3(b) above; SUBJECT TO no Releasee initiating or maintaining any "Proceeding" or "Claim" (as defined in Section 11, below) against the Executive or any of his heirs, beneficiaries or legal representatives or against his estate, other than "Proceedings" and "Claims" relating solely to enforcing the Executive's continuing obligations under this Agreement or under any of the agreements, plans, programs and arrangements referred to in clauses (x), (y) and
(z) of this sentence.

                  f. OTHER OBLIGATIONS. The respective obligations of the Company and the Executive under Sections 5 through 16 shall survive any termination of Executive's employment.

            6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor, subject to paragraph (g) of Section 16, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the plans specified in Section 3 herein or under any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be.

            7. NO OFFSET, ETC. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any Releasee may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment or receives benefits or compensation in connection therewith.

            8. WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable law or regulation.

            9. CONFIDENTIAL INFORMATION. The Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that the Executive obtains during his employment hereunder and that is not public knowledge (other than as a result of the Executive's violation of this Section 9) ("Confidential Information") in strict confidence. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except (i) in the course of performing his duties for the Company, the Trust or their affiliates, (ii) in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) with the prior written consent of the Company or (iv) as otherwise required by law, regulation or legal process. If the Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, the Executive shall provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information subject to such request may be disclosed pursuant to and in accordance with the terms of such request or requirement, PROVIDED THAT the Executive shall use his best reasonable efforts, at the

Company's request and expense, to limit any such disclosure to the precise terms of such request or requirement.

            10. NON-COMPETITION. The Executive acknowledges that the services to be rendered by him to the Company (which, as used in this Section 10, shall be deemed to include the Company and each of its subsidiaries) are of a special and unique character. In consideration of his employment hereunder, the Executive agrees, for the benefit of the Company, that he will not (other than in connection with performing his duties for the Company, the Trust or their affiliates):

                  a. during the term of his employment hereunder and, except in the case of a termination Without Cause by the Company or for Good Reason by the Executive, for twelve months thereafter: (i) engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America, in any business that competes directly and materially with the business conducted by the Trust as of the Date of Termination or (ii) solicit or entice, or attempt to solicit or entice, away from the Company or the Trust, either for his own account or for any individual, firm or corporation, any person known by him to have been, at any time during the twelve months prior to such solicitation, enticement or attempt, a borrower from, a lender to, or a direct and material participant in a substantial financial transaction with, the Company or the Trust, or to have been actively solicited by the Company or the Trust to become a borrower from, a lender to, or a direct and material participant in a substantial financial transaction with, the Company or the Trust; PROVIDED, HOWEVER, that the provisions of this Section 10(a)(ii) shall not apply to, and thus shall not be deemed to restrict, any solicitation, enticement or attempt made on behalf of a venture or business that does not compete directly and materially with the Trust in investment activities relating to the real estate industry; or

                  b. during the term of his employment hereunder and for twelve months thereafter: (i) solicit or entice, or attempt to solicit or entice, away from the Company or the Trust or any Excluded Party any individual who is known by the Executive to then be an officer or employee of the Company, the Trust or any Excluded Party either for his own account or for any individual, firm or corporation, whether or not such individual would commit a breach of a contract of employment by reason of leaving the service of the Company, the Trust or the Excluded Party, or (ii) employ, directly or indirectly, any person who is known by the Executive to have been, during the twelve months prior to employment by the Executive, an officer, employee or sales representative of the Company, the Trust or any Excluded Party.

            11. INDEMNIFICATION. a. The Company shall promptly indemnify and hold harmless the Executive, to the fullest extent permitted by law and to the extent that he acted neither in deliberate bad faith nor in a manner that he believed to be opposed to the interests of both the Company and the Trust, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, reasonable costs of investigation, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid, or to be paid, in settlement) incurred by the Executive in connection with any Proceeding or Claim. The indemnification extended by this
Section 11(a) shall not apply to any cost, expense, liability or loss for which the Trust is obliged to indemnify the Executive.

                  b. The Company shall advance to the Executive all costs and expenses (including, without limitation, attorneys fees) reasonably incurred by him in connection with a Proceeding or Claim within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Upon a request under this subsection (b), the Executive shall be deemed to have met any standard of conduct required for indemnification of such costs and expenses unless the contrary shall be established by a court of competent jurisdiction or through arbitration in accordance with Section 12. The right to advancement of costs and expenses provided by this Section 11(b) shall not apply to any cost or expense that the Trust is obliged to advance to the Executive.

                  c. For the purposes of this Agreement, (i) the term "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made, a party or a witness by reason of the fact that he is or was an officer or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity (excluding, for purposes of this Section 11 only, the Trust) at the request of the Company, whether or not the basis of such Proceeding arises out of or in connection with the Executive's alleged action or omission in an official capacity, and (ii) the term "Claim" shall mean any claim, demand, investigation, discovery request, or request for testimony or information that arises out of or relates to Executive's service as an officer, employer, agent or representative of the Company or service at the Company's request as a director, officer, employee, agent, manager, consultant, advisor, or representative of any other entity (excluding, for purposes of this Section 11 only and only so long as the Company and the Trust are separate entities, the Trust).

                  d. The Company shall not settle any Proceeding or Claim in any manner which would impose on the Executive any penalty or limitation without his prior written consent. The Executive shall not settle any Proceeding or Claim in a manner that would impose any indemnification obligation on the Company pursuant to this Section 11 without the prior written consent of the Company. Neither the Company nor the Executive shall unreasonably delay or withhold its or his consent under this subsection (d) to any proposed settlement.

                  e. The indemnification, and right to advancement of expenses, provided in this Section 11 shall continue as to the Executive even if he has ceased to serve in any of the capacities referred to in Section 11(c) and shall inure to the benefit of the Executive's heirs, executors and administrators.

                  f. The indemnification provided in this Section 11 shall not extend to any claims or disputes arising between the Company and the Executive under, pursuant to, or with respect to, this Agreement or any agreement referred to in Section 3(b) above. In the event of any such claim or dispute, such dispute shall be resolved in accordance with Section 12.

                  g. During the term of the Executive's employment hereunder and for six years thereafter, the Company shall keep in place, or cause to be kept in place, a liability insurance policy (or policies) providing coverage to the Executive that is in no respect less favorable then the coverage provided to any other present or former officer, director, or trustee of the Company or the Trust.

            12. ARBITRATION. The provisions of this Section 12 shall apply and control over any conflicting or inconsistent provisions elsewhere set forth in this Agreement. In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the agreements referred to in Section 3(b), or the Executive's employment by the Company or its affiliates, the parties hereto agree that all such matters shall be resolved pursuant to arbitration in accordance with the binding arbitration provision set forth in Section 27 of the Operating Agreement of Starwood Capital Group, L.L.C. (which section was added to said Operating Agreement pursuant to the First Amendment). For purposes hereof, all references in said Section 27 to "Member" or "member" shall be deemed to mean the Executive (or his successors as provided in Section 14 below or in Section 3.1 of the Stock Option Agreement), all references therein to the "Company" shall mean, when applicable, the "Company" as defined herein

(including, as applicable, its successors as provided in Section 14 below) and all references therein to the "Agreement" shall mean this Agreement (or, as applicable, any agreement referenced in Section 3(b) above or any agreement or arrangement otherwise relating to this Agreement or to the Executive's employment hereunder).

            13. ATTORNEYS' FEES. The Company agrees to pay all legal fees and expenses incurred by the Executive in connection with the preparation of this Agreement up to a maximum of $100,000.

            14. SUCCESSORS; BENEFICIARIES. a. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive; PROVIDED, HOWEVER, that any of the Executive's rights to compensation hereunder may be transferred by will or by the laws of descent and distribution or as provided in Section 14(d).

                  b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  c. No rights of the Company under this Agreement may be assigned or transferred by the Company, other then to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company that promptly and expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean both the Company as defined in the first sentence of this Agreement and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise; the term "Trust" shall mean both the Trust as defined in the third sentence of Section 2(a) and any successor to all or substantially all of the business or assets of the Trust; and the term "Trust Board" shall include both the "Trust Board" as defined in the third sentence of
Section 2(a) and the board of trustees, board of directors, or analogous governing body of any successor to all or substantially all of the business or assets of the Trust. Notwithstanding any other provision in this Agreement to the contrary, (i) neither Section 2(d) above nor any of the provisions in this Agreement relating to Budgets, budgets, or modifications thereof (including, without limitation, Section 4(b)(i)(z) and the last four sentences of Section 2(a)), shall apply in the event that a successor that is not a limited liability company succeeds to all or substantially all of the business or assets of the Company and (ii) none of the provisions relating to Budgets, budgets or modifications thereof shall apply in the event that the Trust becomes the owner, or "beneficial owner" (as such term is used as of May 10, 1999, in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of (x) the business or assets of the Company (measured by value) or (y) the outstanding equity securities, or other outstanding membership, ownership or equity interests, of the Company (measured either by voting power or by value); PROVIDED, HOWEVER, that in the event that the Trust becomes the owner or "beneficial owner" of more than fifty percent (50%) of the business, assets or interests described in clause (x) or (y), then Executive shall use reasonable efforts in the conduct of his duties and responsibilities to comply with any budget or budget modifications from time to time in effect as prescribed by the Trust Board or by any duly constituted committee thereof.

                  d The Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            15 REPRESENTATIONS. a. The Company and the Manager both represent and warrant that (i) each is fully authorized, by action of any person or body whose action is required, to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company, the Trust, or the Manager; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  b The Executive represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, and
(ii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            16 MISCELLANEOUS. a. This Agreement shall be governed by, and construed, performed and enforced in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  b All notices and other communications under this Agreement shall be in writing and shall be given (i) by hand delivery or (ii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or (iii) by nationally recognized overnight courier, addressed as follows:

                     If to the Executive:

                     Jay Sugarman
                     c/o Starwood Financial Advisors
                     1114 Avenue of the Americas, 27th floor
                     New York, NY 10036

                     If to the Company or the Manager:

                     Starwood Financial Advisors, L.L.C.
                     Three Pickwick Plaza,
                     Suite 240
                     Greenwich, CT 06830
                     Attention: Barry S. Sternlicht
                                Madison F. Grose

or to such other address or addresses as either party furnishes to the other in writing in accordance with this Section 16(b). Notices and communications shall be effective when actually received by the addressee.

                  c The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  d The captions and headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

                  e The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  f No individual who is a direct or indirect officer, employee, owner, member, director or trustee of the Company or the Trust shall have any personal liability under this Agreement.

                  g The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the specific subject matter hereof except to the extent necessary to protect existing rights.

                  h The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law or as provided in Section 14(a) or 14(d). Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same, except as required by law or as provided in Section 14(a) or 14(d), shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

                  i This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company and the Manager have caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.

                                 Jay Sugarman

                                 STARWOOD FINANCIAL ADVISORS, L.L.C.


                                 By:
                                     --------------------------------
                                      Name:

                                 Title:
                                        -----------------------------

                                 STARWOOD CAPITAL GROUP, L.L.C., as
                                 Manager of Starwood Financial Advisors, L.L.C.

                                 By:
                                     --------------------------------
                                      Name:
                                      Title: